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                                                                    EXHIBIT 10P

                              EMPLOYMENT AGREEMENT
                              --------------------


     THIS AGREEMENT is made and entered into as of the 26th day of May, 1996, by and between SUNQUEST INFORMATION SYSTEMS, INC. (hereinafter referred to as "Employer"), a Pennsylvania corporation, with its executive offices located at 1407 Eisenhower Boulevard, Suite 200, Johnstown, Pennsylvania 15904-3217, and NINA M. DMETRUK (hereinafter referred to as "Employee"), an individual residing at 610 Foxhurst Road, Pittsburgh, Pennsylvania 15238.


                                WITNESSETH THAT:


     WHEREAS, Employee has been, on an independent contractor basis, serving as an Executive Vice President and the Chief Financial Officer of Employer since September 1991; and

     WHEREAS, Employee has been compensated by Employer according to her hourly professional fee for such services; and

     WHEREAS, Employer desires to retain Employee on a full-time employment basis in such capacity and Employee desires to be employed by Employer on a full-time basis in such capacity, subject to the terms and conditions of this Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

     1.  Employment.  Employer hereby agrees to employ Employee, and Employee
         ----------
hereby agrees to be employed by Employer, in the position of Executive Vice President and Chief Financial Officer ("CFO").

     2.  Management of Employer.  Employee shall report directly to the Chief
         ----------------------
Executive Officer ("CEO") of Employer. In addition, Employee shall interact and work with all Executive Vice Presidents, Senior Vice Presidents, Vice Presidents and the remainder of Employer's employees, in a manner which demonstrates and encourages support of, and empathy and respect for, the other individuals and their needs, skills and talents. Further, the Board of Directors of Employer may create any other management position that it determines in its sole discretion to be necessary.

     3.  Scope of Duties.  Employee's duties and obligations as CFO shall
         ---------------
include, but not be limited to, the following:

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

     (a) Devoting her full working time to rendering services on behalf of Employer and to render such services with competence, efficiency and fidelity;

     (b) Complying with Employer's policies, procedures, standards and regulations; and

     (c) Performing all of those duties and discharging all of the responsibilities with which Employee has been charged, from time to time, by the CEO.

     4.  Location of Services/Provision of Office and Expenses.
         -----------------------------------------------------

     (a) Employee's duties and obligations as CFO, listed in Section 3 of this Agreement, may be fulfilled or performed, to the extent reasonably possible, from Pittsburgh, Pennsylvania. Employee understands that Employer's finance department is located in Johnstown, Pennsylvania and Employee agrees that Employee will travel to Johnstown and to such other locations as are reasonably necessary to properly and adequately manage the finance department and to execute her duties as CFO.

     (b) Employer shall provide Employee with an office located within the greater Pittsburgh area, as well as a secretary in this office and office furnishings relating thereto, such furnishings to be reasonably selected by Employee and subject to Employer's approval. Further, Employer shall provide Employee with all reasonably necessary office supplies and reimburse Employee for all reasonable expenses incurred in connection with her employment, including expenses incurred in connection with professional membership dues, professional meetings or conferences and continuing professional education.

     5.  Exclusive Service.  During the term of this Agreement, Employee shall
         -----------------
devote her full time and best efforts to the performance of her duties under this Agreement. During the term of this Agreement, Employee shall not, at any time or place, either directly or indirectly, become engaged in any fashion whatsoever by, for or on behalf of any entity which is involved in the design, sale or installation of: (i) hospital, laboratory, radiology or pharmacy information systems; (ii) critical data management systems; (iii) any computer systems, the design, sale or installation of which, or significant efforts related thereto, are commenced by Employer while Employee is employed by Employer; or (iv) any modules or components of the above listed computer systems. Notwithstanding the foregoing, Employee is permitted to perform services relating to the winding up of her accounting practice in accordance with Section 9 of this Agreement and may be permitted to perform such other non-Employer services as may be approved in writing by the CEO. This

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provision is in addition to, and not in lieu of, that contained in Section 12 hereof.

     6.  Base Compensation.  During the term of this Agreement, as compensation
         -----------------
for all services rendered during the term of this Agreement as well as consideration for Employee's agreement to be legally bound by the covenant set forth in Section 12 herein, Employee shall be entitled to the following (hereinafter referred to as "Base Compensation"):

     (a) Salary of TWO HUNDRED TWENTY THOUSAND DOLLARS ($220,000), payable in equal bi-weekly installments; and

     (b) Participation in the benefit plans of Employer which are in effect or which may be adopted from time to time during the term of this Agreement, and for which Employee satisfies all applicable eligibility requirements; and

     (c) During the term of this Agreement, Employee will be provided with paid vacation in accordance with the general policy of Employer relating thereto.

     7.  Bonus.  In addition to the Base Compensation, Employee shall be
         -----
entitled to receive the following bonuses (such bonuses are hereinafter collectively referred to as the "Bonuses") upon the terms and conditions hereinafter set forth:

     (a)  Officer Bonus Plan.  Employee shall participate in the Employer's
          ------------------
Officer Bonus Plan (the "Bonus Plan"), as such may be amended from time to time in the Employer's sole discretion. The percentage that any such bonus received by Employee under the Bonus Plan bears to Employee's Base Compensation shall not be less than, but will be equal or exceed, the percentage applicable to any bonus awarded to the Employer's Chief Operating Officer (the "COO") under the Bonus Plan.

     (b)  Non-Qualified Stock Options.  On the effective date of Employer's
          ---------------------------
Registration Statement on Form S-1 filed with the Securities and Exchange Commission on March 27, 1996, as amended May 10, 1996 (the "Registration Statement"), Employee shall be awarded a non-qualified stock option (as that term is used in the Nonqualified Stock Option Agreement attached hereto as Exhibit A) to purchase 126,050 shares of Employer's Common Stock exercisable at
- ---------
the price stated in, and subject to the terms and conditions of, the Nonqualified Stock Option Agreement attached hereto as Exhibit A. Employer and
                                                       ---------
Employee agree to execute a Nonqualified Stock Option Agreement simultaneously with the execution of this Agreement.

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

     8.  Term/Termination.  (a)  The term of this Agreement shall begin on May
         ----------------
26, 1996 and shall continue thereafter until terminated for any of the following reasons:

        (i)  Mutual Consent. This Agreement may be terminated at any time by the
             --------------
mutual consent of Employer and Employee.

        (ii)  Unilateral Termination.  This Agreement may be unilaterally
              ----------------------
terminated by either party upon ninety (90) days written notice to the other party.

        (iii)  Termination For Cause.  This Agreement may be terminated
               ---------------------
immediately by Employer if "Cause" exists to terminate the Employee. "Cause" shall mean gross neglect of duty, the acceptance by Employee of a position with another employer without consent, directly or indirectly competing with Employer while employed under this Agreement, intentionally engaging in any activity which is materially in conflict with or materially adverse to the interests of Employer, willful misconduct on the part of Employee, misfeasance or malfeasance of duty causing a violation of any law which is determined to be detrimental to Employer, breach of a fiduciary duty owed to Employer or any shareholder of Employer or any material breach of this Agreement which has not been corrected by Employee within ten (10) days after her receipt of written notice of such breach from Employer.

        (iv)  Death of Employee. This Agreement will terminate immediately upon
              -----------------
the death of Employee.

        (v)  Disability.  This Agreement may be terminated by Employer after
             ----------
Employee has been disabled ("Disabled") for a period in excess of ninety (90) days. "Disabled" shall be defined in the same manner as in the long term disability insurance policy provided by Employer and covering Employee.

        (vi)  Failure to Close Offering.  Notwithstanding the foregoing, either
              -------------------------
Employer or Employee may terminate this Agreement, by written notice to the other party on or before June 20, 1996, if Employer has not completed and closed by June 10, 1996 its pending initial public offering relating to the Registration Statement and this Agreement shall be null and void as if it had never been executed.

     (b)  Obligations Upon Termination.  In the event of termination or
          ----------------------------
expiration of Employee's employment under any of the circumstances described in this Section 8, the parties shall carry out any provisions hereof which contemplate performance by them subsequent to such termination or expiration of employment, and such termination or expiration of employment shall not affect any covenant, warranty, liability or other obligation which shall

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

have arisen or accrued prior to such termination or expiration of employment.

     9.  Winding Down of Accounting Practice.  Employer acknowledges that, prior
         -----------------------------------
to accepting employment with Employer, Employee was the sole proprietor of an accounting firm and will necessarily require a reasonable amount of time to wind down her accounting practice. Accordingly, Employer agrees that Employee may devote, for a period not to exceed six (6) months from the effective date of this Agreement, a reasonable amount of time to winding down her accounting practice. Employee agrees that her Base Compensation hereunder will be reduced accordingly during this period of time devoted to the winding down of her accounting practice.

     10.  Severance Pay.  Employee shall be entitled to ONE MILLION TWO HUNDRED
          -------------
THOUSAND DOLLARS ($1,200,000) in severance, payable in twenty-four (24) equal monthly installments, beginning thirty (30) days subsequent to any of the following events:

     (a) This Agreement is terminated unilaterally by the Employer at any time pursuant to Section 8(a)(ii) of this Agreement for other than Cause as defined in Section 8(a)(iii) of this Agreement;

     (b) This Agreement is terminated by Employee for any reason within ninety
(90) days after the first date on which Sidney A. Goldblatt, Bradley L. Goldblatt, Curtis S. Goldblatt and Jodi Beth Gottlieb, or trusts created for their benefit, individually or collectively, cease to own, either directly or indirectly, fifty percent (50%) of the outstanding stock of Employer; or

     (c) This Agreement is terminated by Employee for Cause. For purposes of this Section 10(c), "Cause" shall mean: (i) a material breach of this Agreement by Employer which has not been corrected by Employer within ten (10) days after Employer's receipt of written notice of such breach by Employee; (ii) gross or willful misconduct on the part of Employer which is determined to be detrimental to Employee; or (iii) misfeasance or malfeasance on the part of Employer causing a violation of any applicable state or federal law or regulation which is determined to be detrimental to Employee.

     11.  Covenant Not to Disclose Proprietary Information.
          -------------------------------------------------

     (a) Employee understands and agrees that Employer has developed at great expense and is the owner of a body of technical and business information that provides Employer with an advantage over its competitors and that the Employer possesses and will continue to possess information that has been created, discovered, developed or otherwise has become known to the

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Employer, including, without limitation, laboratory, radiology and pharmacy information computer software systems and other computer software, designs, processes, materials, inventions, improvements, writings, memoranda, reports, price information, marketing information, customer information, drawings, plans, sketches, art work, documents, equipment and the like relating to the business of Employer (collectively referred to throughout this Agreement as "Proprietary Information").

     (b) Employee understands and agrees that her employment creates a relationship of confidence and trust between Employee and Employer with respect to any Proprietary Information.

     (c) In consideration of Employee's employment by Employer, Employee hereby agrees as follows:

        (i) Employee agrees that all Proprietary Information is the confidential and exclusive property of Employer. Further, Employee will not convert Proprietary Information for her own or a third party's use without the prior written consent of Employer and will not make any use of Proprietary Information except in the discharge of Employee's duties as an employee of Employer. Employee will not at any time, whether during or after the termination of her employment, disclose to any person or entity any Proprietary Information. Further, Employee will not permit any person or entity to examine and/or make copies of any documents which contain or are derived from any Proprietary Information, whether prepared by Employee or otherwise coming into Employee's possession or control, without the prior written consent of Employer, other than employees of Employer in furtherance of Employer's business;

        (ii) All documents, records, apparatus, equipment and other physical property, whether or not pertaining to the Proprietary Information, furnished to Employee by Employer or another employee of Employer or produced by Employee, either individually or jointly, in connection with her employment shall be and remain the sole property of Employer and shall be returned to Employer immediately as and when requested by Employer and immediately upon termination or expiration of this Agreement for any reason. Employee will not take with her any such property or any reproduction of such property upon such termination or expiration of this Agreement; and

        (iii) Employee will promptly disclose to Employer or any persons designated by it, all improvements, formulas, ideas, processes, techniques, know-how, data, computer software, documentation, proposals, writings, whether or not patentable or registrable under copyright or similar statutes or subject to analogous protection, made or conceived or reduced to practice or learned by Employee, either alone or jointly with others, during the term of employment (all such improvements, formulas, ideas, processes, techniques, know-how, data, computer software, documentation, proposals and writings are hereinafter collectively referred to as "Developments" and individually as a "Development").

     Employee agrees that all Developments which Employee develops (in whole or in part), either alone or jointly with others, and (i) uses equipment, supplies, facilities or Proprietary Information of Employer, or (ii) uses the hours for which Employee is to be compensated by Employer, or (iii) which relate to the business of Employer or to its actual or demonstrably anticipated research or development, or (iv) which result, in whole or in part, from work performed by Employee for Employer, shall immediately become the sole and absolute property of Employer and its assigns, and Employee hereby assigns any rights Employee may have or acquire in the Developments and benefits and/or rights resulting therefrom to Employer and its assigns without further compensation and Employee agrees to communicate, without cost or delay, and without publishing the same, all available information relating thereto (with necessary plans and models) to Employer. Upon disclosure of each Development to Employer, Employee will, during the term of this Agreement and at any time thereafter, at the request and cost of Employer, sign, execute, make and do all such deeds, documents, acts and things as Employer and its duly authorized agents may require: (i) to apply for, obtain and vest in the name of Employer alone (unless Employer otherwise directs) letters patent, copyrights or other analogous protection in any country throughout the world and when so obtained or vested to renew and restore the same; and (ii) to defend any opposition proceedings in respect of such applications and any opposition proceedings or petitions or applications for revocation of letters patent, copyright or analogous protection.

     In the event that Employer is unable, for any reason whatsoever, to secure Employee's signature on any letters patent, copyright or analogous protection relating to any Development (including applications, renewals, extensions, continuations and divisions), Employee hereby irrevocably designates and appoints Employer and its duly authorized officers and agents as Employee's agent and attorney-in-fact, to act for and in behalf of and stead to execute and file any such application (or otherwise) and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent, copyright or other analogous protection thereon with the same legal force and effect as if executed by Employee.

     12.  Covenant Not to Compete.  Employee understands and agrees that much of
          -----------------------
Employer's success, on a national level, has been due to its ability to create, commercially exploit and maintain the secrecy of significant trade secrets, proprietary and confidential information, all of which are recognized as and agreed to be valuable assets of Employer. It is further recognized that Employer's continued success and competitive advantage in the marketplace is dependent upon its ability to prohibit access to any and all of these valuable assets, both as they currently exist and as they are subsequently expanded, added to, varied and/or modified, by any person not in the employ of Employer. Accordingly, in consideration of Employee's employment by Employer and the compensation received pursuant to this Agreement, Employee hereby agrees to the following:

     (a) During the term of Employee's employment hereunder and for a period of twelve (12) months after the termination of employment for any reason, Employee shall not become, directly or indirectly, involved, whether alone or as a partner, joint venturer, franchisee, franchisor, officer, director, employee, independent contractor, employer, agent, shareholder or other owner in any of the competitors of the Employer named on Exhibit B attached hereto and made a
                                         ---------
part hereof;

     (b)  During the term of employment hereunder and for a period of twelve
(12) months after the termination of Employee's employment for any reason, Employee shall not, directly or indirectly, solicit or induce or attempt to solicit or induce, any employee of Employer to leave Employer for any reason whatsoever or hire any employee of Employer;

     (c)  During the term of employment hereunder and for a period of twelve
(12) months after the termination of Employee's employment for any reason, Employee shall not, directly or indirectly, solicit the trade of or trade with, or otherwise do business with any client of Employer so as to offer or sell any product or services which would be competitive with any products or services sold by Employer during the term of this Agreement or any products or services which Employee knows are being developed by Employer during the term of this Agreement; and

     (d) During the term of employment hereunder, Employee shall not take any action which might divert from Employer any opportunity which would be within the scope of any present or contemplated future business of Employer.

     13.  Prior Employment.  Employee represents that her performance of all of
          ----------------
the terms of this Agreement and as an employee of Employer does not and will not breach any agreement to keep in confidence proprietary information acquired by Employee in confidence or trust which was obtained prior to employment by Employer. Employee has not entered into, and agrees that she will not enter into, any agreement either written or oral in conflict herewith.

     14.  Restrictive Covenants.
          ---------------------

     (a) Employee agrees that the restrictions upon Employee's activities contained in this Agreement are fair, reasonable and will not be onerous or unduly burdensome to Employee. Employee further agrees that the Base Compensation, the potential bonuses and the potential severance pay adequately compensate Employee for her agreement to enter into the restrictive covenants contained in this Agreement and acknowledges that her experience and capabilities are such that the provisions of this Agreement will not prevent her from earning a livelihood, particularly with respect to potential employers which are not listed on Exhibit B.
                        ---------

     (b) It is understood and agreed that an actual or threatened breach by Employee of any of the provisions of Sections 11 or 12 hereof may immediately result in a significant and substantial impairment of Employer's competitive advantage and position in the marketplace and the continued viability or success of Employer and will cause irreparable damage to Employer. It is further agreed that Employer may have no adequate remedy at law. Accordingly, in the event of a reasonably perceived actual or threatened breach of any provisions of Sections 11 or 12, Employer shall be entitled to obtain an injunction restraining Employee from violating any of said provisions, specific performance or other equitable relief to prevent the violation of Employee's obligations hereunder. These remedies shall be in addition to, and not in lieu of, any other remedy available at law to Employer.

     15.  Miscellaneous.
          -------------

     (a)  Severability.  If any clause or provision herein shall be held to be
          ------------
invalid, void or unenforceable, the remaining provisions shall in no way be affected or impaired and such provisions shall remain in full force and effect.

     (b)  Governing Law.  This Agreement shall be governed in all respects,
          -------------
whether as to validity, construction, capacity, performance or otherwise, by the laws of the Commonwealth of Pennsylvania.

     (c)  Notices.  All notices required or permitted to be given under this
          -------
Agreement shall be given by certified United States mail, return receipt requested, to the parties at the following addresses or to such other addresses as either party may designate in writing to the other party:

     If to Employer:

          Sidney A. Goldblatt, Chief Executive Officer
          Sunquest Information Systems, Inc.
          1407 Eisenhower Boulevard, Suite 200
          Johnstown, PA  15904-3217

     If to Employee:

          Nina M. Dmetruk
          610 Foxhurst Road
          Pittsburgh, PA  15238

     (d)  Non-Waiver.  The failure of either Employee or Employer at any time to
          ----------
require the performance of the other of any of the provisions herein shall in no way affect the respective rights of Employee or Employer to enforce the same nor shall the waiver by Employee or Employer of any breach of any provisions hereof be construed to be a waiver of any succeeding breach or as a waiver or modification of the provisions of the Agreement itself.

     (e)  Binding Effect.  The provisions of this Agreement shall be binding
          --------------
upon and inure to the benefit of both parties hereto and their respective successors and assigns.

     (f)  Section Headings.  The section headings used in this Agreement are
          ----------------
included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

     (g)  Assignment.  This Agreement is personal to Employee, and she may
          ----------
neither assign nor delegate any of her rights or obligations hereunder without first obtaining the written consent of Employer.

     (h)  Complete Agreement.  This Agreement supersedes all prior agreements
          ------------------
and understandings between the parties and may not be modified or terminated orally. No modification, termination or attempted waiver shall be valid unless it is in writing and signed by the party against whom the same is sought to be enforced.

          IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have set their respective hands and seals as of the date first written above.


ATTEST:                       EMPLOYER:

                              SUNQUEST INFORMATION SYSTEMS, INC.


/s/ Stanley J. Lehman         By: /s/ Sidney A. Goldblatt
- -------------------------        --------------------------------


WITNESS:                      EMPLOYEE:



/s/ Stanley J. Lehman             /s/ Nina M. Dmetruk
- -------------------------        --------------------------------

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